Filed Pursuant to Rule 433
Registration Statement No. 333-277211

AUTOCALLABLE LEVERAGED INDEX RETURN NOTES® (AUTOCALLABLE LIRNs®)

Autocallable Leveraged Index Return Notes® Linked to the S&P SmallCap 600® Index
Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10.00 per unit
Term	Approximately 3 years, if not called
Market Measure	The S&P SmallCap 600® Index (Bloomberg symbol: "SML")
Automatic Call	The notes will be called automatically if the closing level of the Market Measure on the Observation Date is equal to or greater than the Call Level
Call Level	100% of the Starting Value
Observation Date	Approximately one year after the pricing date
Call Amount (per Unit)	[$10.90 - $11.00], to be determined on the pricing date.
Payout Profile at Maturity	• 150.00% leveraged upside exposure to increases in the Market Measure • 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your investment at risk
Participation Rate	150.00%
Threshold Value	100% of the Starting Value
Investment Considerations	This investment is designed for investors who anticipate that the Market Measure will increase over the term of the notes, are willing to take full downside risk and forgo interim interest payments, and are willing to have their notes called prior to maturity
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/83246/000110465926093934/tm2622022d147_fwp.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	If your notes are not automatically called, depending on the performance of the Market Measure as measured shortly before the maturity date, you may lose up to 100% of the principal amount.
•	If the notes are called, your investment return is limited to the return represented by the Call Premium.
•	Payments on the notes, including any repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.
•	The estimated initial value of the notes on the pricing date will be less than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the estimated initial value of the notes on the pricing date.
•	As a noteholder, you will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
•	The notes are subject to risks associated with small-size capitalization companies.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The graph above and the table below assume that the notes are not called on the Observation Date and reflect the hypothetical return on the notes at maturity, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and the table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value	Hypothetical Redemption Amount per Unit	Hypothetical Total Rate of Return on the Notes
-100.00%	$0.00	-100.00%
-50.00%	$5.00	-50.00%
-20.00%	$8.00	-20.00%
-10.00%	$9.00	-10.00%
-6.00%	$9.40	-6.00%
-3.00%	$9.70	-3.00%
0.00%(1)	$10.00	0.00%
5.00%	$10.75	7.50%
10.00%	$11.50	15.00%
20.00%	$13.00	30.00%
30.00%	$14.50	45.00%
40.00%	$16.00	60.00%
50.00%	$17.50	75.00%

(1)	This hypothetical percentage change corresponds to the Threshold Value.

HSBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for each of the offerings to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HSBC, any agent, or any dealer participating in these offerings will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.